EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following Pro Forma Unaudited Condensed Consolidated Balance Sheet at September 25, 2004 for FMG and September 30, 2004 for DrugMax, and the Pro Forma Unaudited Condensed Consolidated Statement of Operations for the six months ended September 25, 2004 for FMG and the six months ended September 30, 2004 for DrugMax give effect to the November 12, 2004 merger of FMG and DrugMax based on the assumptions set forth below. The pro forma unaudited condensed consolidated financial statements give effect to the merger using purchase accounting as required by accounting principles generally accepted in the United States. For accounting purposes FMG is deemed to be the acquiror. The pro forma unaudited condensed consolidated statement of operations assumes the merger was consummated as of April 1, 2004. The pro forma unaudited condensed consolidated balance sheet assumes the merger was consummated on September 25, 2004 for FMG and September 30, 2004 for DrugMax.

Merger adjustments reflect the application of the purchase method of accounting by FMG, including adjustments to reflect the difference between historical carrying values and estimated fair values for tangible assets and liabilities acquired and the estimated value of identifiable and other intangible assets. DrugMax has hired an independent appraisal firm to determine the value of the intangible assets acquired. Accordingly, the estimated fair values herein are subject to further refinement. FMG and DrugMax do not expect that the final allocation of the aggregate purchase price for the merger will differ materially from the preliminary allocation reflected herein. The pro forma shareholders’ equity represents the combined book value of FMG and DrugMax, as adjusted for the merger, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to shareholders in the event of liquidation.

Estimated merger adjustments also reflect (i) the conversion of $4.0 million of convertible notes and $4.0 million of accrued interest into shares of DrugMax common stock, and (ii) the exercise of Series E warrants, issued in connection with issuance of the convertible notes, into Series E Redeemable Convertible Preferred Stock in connection with the merger in accordance with the terms of the original warrant agreement.

The following transactions have not been included as expenses in the pro forma unaudited condensed consolidated statement of operations for the six months ended September 25, 2004 for FMG and the six months ended September 30, 2004 for DrugMax, since the expenses will not have a continuing impact on the combined company’s operating results; however, these amounts will be charged to operations:

•	Estimated DrugMax merger expenses of $0.8 million for professional fees incurred and expensed by DrugMax prior to the merger.

•	Estimated charge of $5.6 million related to stock options issued to certain employees and directors for 1,646,842 DrugMax common shares exercisable at $0.57 per share. The $5.6 million charge related to the in-the money stock options will be recognized as compensation expense from November 12, 2004 (grant date) to January 4, 2006 (the date the options are exercisable).

•	Estimated interest charge of $2.7 million related to the issuance of warrants to purchase 704,324 shares of DrugMax common stock at $2.61 per share to certain FMG note holders based on a Black Scholes valuation.

•	Estimated preferred stock dividends of $9.0 million related to the issuance of warrants to purchase 2,795,766 shares of DrugMax common stock at $2.61 per share to certain FMG stockholders based on a Black Scholes valuation.

Immediately prior to the merger, FMG vested all stock options that had not terminated by their own terms prior to the merger and issued one share of FMG non-voting common stock for each such outstanding FMG option on a one-for-one basis. Accordingly, at the time of the merger, no options to purchase FMG non-voting common stock remained outstanding. FMG common stockholders did not receive any shares of DrugMax stock in the merger. However, DrugMax issued to certain employees and directors of FMG who continue to provide services to DrugMax following the merger 663,675 restricted shares of common stock (the “Management Shares”). Further, certain FMG employees and directors whose options were settled prior to the merger also received DrugMax options in connection with the merger. Because FMG issued non-voting common stock for each outstanding option on a one for one basis and because DrugMax issued Management Shares on a one-for-one basis to each FMG option holder who continues to provide services to DrugMax following the merger, in settlement of all outstanding options, prior to granting any DrugMax stock options, under the guidance of APB 25 and FIN 44, the subsequent grant of DrugMax options did not trigger variable accounting. As such, the DrugMax options are being accounted for as fixed stock option awards.

On December 9, 2004, the Company entered into the Second Amended and Restated Credit Agreement with GECC (the “Senior Credit Facility”), which increased the facility from $31 million to $65 million. In conjunction with entering into the Senior Credit Facility, the $4 million term loan and related paid-in-kind interest of $0.8 million were repaid to GECC. In addition, the credit facility in place with DrugMax, Inc. at the time of its merger with FMG was terminated and $11.9 million was repaid to Congress Financial Corporation. The Senior Credit Facility matures on December 9, 2007. The Senior Credit Facility is secured by all assets of the Company. The Senior Credit Facility requires compliance with certain restrictive covenants including, but not limited to, minimum EBITDA, maximum capital expenditures, maximum fixed charge coverage ratio, minimum net worth, minimum inventory turnover, maximum trade receivable days sales outstanding, maximum accounts payable days outstanding and maximum ratio of non-pharmaceutical inventory to total inventory.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of April 1, 2004.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	Familymeds September 25, 2004	Drug Max September 30, 2004	Pro Forma Adjustments		Pro Forma Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$976	$346	$—		$1,322
Accounts receivable, net	10,203	12,909	—		23,112
Inventories	18,761	13,658	—		32,419
Prepaid expenses and other current assets	1,661	2,162	(686)[6]		3,137

Total current assets	31,601	29,075	(686)		59,990

Property and equipment, net	3,559	1,542	—		5,101
Goodwill	—	13,105	22,896	[4]	36,001
Patents and trademarks	—	274	2,226	[4]	2,500
Deferred financing costs, net	4	397	—		401
Other identifiable intangible assets, net	5,366	—	10,700	[4]	16,066
Other noncurrent assets	565	589	—		1,154

Total assets	$41,095	$44,982	$35,136		$121,213

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$34,676	$11,980	$(4,000)[1]		$42,656
Accounts payable	25,111	20,178			45,289
Accrued expenses and other	9,304	540	(4,000)[1]		6,722
			878	[6]

Total current liabilities	69,091	32,698	(7,122)		94,667
Long-term liabilities and capital leases	119	89	—		208

Total liabilities	69,210	32,787	(7,122)		94,875

Redeemable preferred stock	113,568	—	(113,568)[9]		—

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock	17,385	8	(17,374)[1,3]		19
Additional paid-in capital	—	43,782	142,146	1,[3]	185,928
Accumulated deficit	(156,968)	(31,595)	31,595	[2]	(156,968)
Unearned compensation restricted stock	—	—	(2,641)[10]		(2,641)
Treasury stock, at cost	(2,100)	—	2,100	[9]	—

Total stockholders’ equity (deficit)	(141,683)	12,195	155,826		26,338

Total liabilities and stockholders’ equity (deficit)	$41,095	$44,982	$35,136		$121,213

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Familymeds	DrugMax
	Six Months Ended September 25, 2004	Six Months Ended September 30, 2004	Pro Forma Adjustments	Pro Forma Adjusted
Net revenues	$109,257	$82,848	$—	$192,105
Cost of sales	86,693	80,263	—	166,956

Gross margin	22,564	2,585	—	25,149

Operating expenses:
Selling, general and administrative expenses	21,514	3,816	—	25,330
Depreciation and amortization	2,305	132	440[5]	2,877
Gain on disposal of fixed assets and intangible assets	(254)	—	—	(254)

Total operating expenses	23,565	3,948	440	27,953

Operating loss	(1,001)	(1,363)	(440)	(2,804)
Other income	209	7	—	216
Interest expense, net	(1,876)	(509)	—	(2,385)

Net loss	(2,668)	(1,865)	(440)	(4,973)
Preferred stock dividends	(2,579)	—	2,579[8]	—

Net loss attributable to common stockholders	$(5,247)	$(1,865)	$2,139	$(4,973)

Net loss per common share - basic	$(2.71)	$(0.23)		$(0.26)

Net loss per common share - diluted	$(2.71)	$(0.23)		$(0.26)

Weighed average shares outstanding - basic	1,934	8,193		19,327[7]

Weighed average shares outstanding - diluted	1,934	8,193		19,327[7]

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

NOTES TO PRO FORMA UNAUDITED

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Overview

Merger

FMG was the acquiror for accounting purposes. The purchase price of approximately $47.6 million represents the sum of (i) the estimated fair value ($37.8 million) of the 8,196,652 shares of DrugMax common stock, $.001 par value, retained by the existing common stockholders of DrugMax, Inc. (the estimated fair value of the shares of DrugMax common stock is based on the average closing price of DrugMax common stock of $4.61 per share for the five-day period from March 18, 2004 to March 24, 2004, which includes two business days before and after the announcement of the merger) (ii) $8.2 million based on a Black Scholes valuation for 2.2 million outstanding DrugMax options, all of which vested in connection with the merger, and (iii) estimated FMG merger costs of $1.6 million including estimated registration costs of $250,000 related to the requirement to subsequently register the shares issued to FMG. The excess of purchase price over the fair value of the net assets acquired will be allocated to (i) a manufacturing patent valued at $1.9 million with an estimated life of 15 years, (ii) the value related to DrugMax’s MorepenMax joint venture estimated at $1.7 million, (iii) DrugMax’s authorized distributor contracts and outlet to distribute products valued at $9.0 million with an estimated life of 15 years, (iv) a trademark valued at $0.6 million with an estimated life of 15 years and (v) goodwill of $36.0 million. DrugMax is in the process of obtaining an independent valuation of the intangible assets acquired. Accordingly, the preliminary purchase price allocation herein is subject to change.

The pro forma condensed consolidated financial statements reflect the issuance of 10,470,507 shares of DrugMax, Inc. common stock, $.001 par value, to certain preferred shareholders, warrant holders and note holders of FMG. The 10,470,507 shares of DrugMax common stock were issued to FMG shareholders and warrant holders, based on liquidation preferences after $8.0 million of shares were issued to certain note holders for principal and accrued interest.

Following is a summary of the preliminary purchase price allocation (in thousands):

Cash and cash equivalents	$346
Accounts receivable	12,909
Inventories	13,658
Prepaid expenses and other current assets	2,162
Property and equipment	1,542
Manufacturing patent	1,900
MorepenMax joint venture	1,700
Distributor contracts	9,000
Trademark and other	600
Goodwill	36,001
Other assets	589
Debt	(12,069)
Accounts payable and accrued expenses	(20,718)

Purchase price	$47,620

Following is a summary of the shares of DrugMax common stock outstanding after the Merger:

Shares
Existing DrugMax shareholders	8,196,652
Shares issued to preferred shareholders and note holders of FMG	10,470,507
Restricted stock issued to certain directors and employees of FMG	663,675

Total shares outstanding	19,330,834

Following is a summary of the pro forma adjustments:

(1)	To reflect the conversion of $4.0 million of convertible notes and $4.0 million of accrued interest payable as of September 25, 2004 into 2,106,982 shares of DrugMax common stock.

(2)	To eliminate DrugMax’s accumulated deficit.

(3)	To reflect the issuance of 10,470,507 shares of DrugMax common stock to FMG’s preferred shareholders and note holders, the issuance of 663,675 shares of restricted stock to certain directors and employees of FMG, including the unearned compensation for the 663,675 shares of restricted stock based on a stock price of $3.98 (DrugMax’s closing stock price on November 12, 2004).

The following is a summary of the adjustments affecting additional paid-in-capital (in thousands):

To reflect the elimination of FMG’s redeemable preferred stock	$113,568
To reclass DrugMax’s accumulated deficit	(31,595)
To reflect the elimination of FMG’s treasury stock	(2,100)
To eliminate DrugMax’s net equity	(12,195)
To record the allocation of the DrugMax common stock less the par value and the fair value of the vested options	46,563
To record the issuance of restricted shares as deferred compensation	2,520
To reflect the conversion of the convertible notes and accrued interest	8,000
To eliminate FMG’s common stock	17,385

$142,146

(4)	To record the identifiable intangible assets and goodwill resulting from the Merger.

(5)	To record the amortization of the finite-lived intangible assets resulting from the Merger, assuming a 15-year life as follows (in thousands):

Six Months Ended September 25, 2004

Manufacturing patent	$64
MorepenMax joint venture	56
Distributor contracts	300
Trademark	20

Total amortization	$440

(6)	To eliminate deferred FMG merger costs of $686,000 as of September 25, 2004 and to accrue additional merger costs of $878,000 incurred after September 25, 2004, including $250,000 related to the requirement to subsequently register the shares issued in connection with the Merger.

(7)	A reconciliation of the basic and diluted weighted average shares outstanding is as follows:

Six Months Ended September 25, 2004
DrugMax actual weighted average shares outstanding	8,193,277
Shares issued to common and preferred shareholders and noteholders of FMG	10,470,507
Restricted stock	663,675

Total pro forma basic and diluted weighted average shares outstanding	19,327,459

(8)	To eliminate the preferred stock dividends for the redeemable preferred stock converted to common stock at the time of the Merger.

(9)	To eliminate FMG’s redeemable preferred stock and treasury stock.

(10)	To record unearned expense compensation relating to the 663,675 shares of restricted stock issued to certain directors and employees of FMG based on a stock price of $3.98 (DrugMax’s closing stock price on November 12, 2004).

(11)	The following transactions have not been included as expenses in the pro forma unaudited condensed consolidated statement of operations for the six months ended September 25, 2004 for FMG and the six months ended September 30, 2004 for DrugMax, since the expenses will not have a continuing impact on the combined company’s operating results; however, these amounts will be charged to operations:

•	Estimated DrugMax merger expenses of $0.8 million for professional fees incurred and expensed by DrugMax prior to the merger.

•	Estimated charge of $5.6 million related to stock options issued to certain employees and directors for 1,646,842 DrugMax common shares exercisable at $0.57 per share. The $5.6 million charge related to the in-the money stock options will be recognized as compensation expense from November 12, 2004 (grant date) to January 4, 2006 (the date the options are exercisable).

•	Estimated interest charge of $2.7 million related to the issuance of warrants to purchase 704,324 shares of DrugMax common stock at $2.61 per share to certain FMG note holders based on a Black Scholes valuation.

•	Estimated preferred stock dividends of $9.0 million related to the issuance of 2,795,766 warrants to purchase 2,795,766 shares of DrugMax common stock at $2.61 per share to certain FMG stockholders based on a Black Scholes valuation.

Furthermore, it is expected that compensation expense will increase due to changes in employment agreements for certain DrugMax officers; however, the changes are subject to compensation committee approval and are not reflected in these pro forma statements.